UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 30, 2006

CNL HOTELS & RESORTS, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	0-24097 (Commission File Number)	59-3396369 (IRS Employer Identification No.)
420 South Orange Avenue, Suite 700, Orlando, Florida 32801 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (407) 650-1510

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 3.03. Material Modification to Rights of Security Holders.

On May 12, 2006, CNL Hotels & Resorts, Inc. (the “Company”) filed a Definitive Proxy Statement, dated May 10, 2006 (the “Proxy Statement”), with the Securities and Exchange Commission, in connection with the proposed amended merger (the “Amended Merger”) of the Company and CNL Hospitality Corp. (the “Advisor”), whereby the Advisor would be merged with and into CNL Hotels & Resorts Acquisition, LLC, a wholly-owned subsidiary of the Company, pursuant to the amended and restated agreement and plan of merger, entered into as of April 3, 2006, by and among the Company, the Advisor and the other parties thereto (the “Amended Merger Proposal”). As described in the Proxy Statement, a Special Meeting of Stockholders was scheduled to be held on June 20, 2006 (the “Special Meeting”), to consider and vote on, among other things, the following:

•
a proposal to approve certain amendments and restatements of the Company’s articles of amendment and restatement, as amended (the “Charter”), which required the affirmative vote of the holders of a majority of the Company’s outstanding common shares (the “Majority Vote Charter Amendment Proposal”), to modify certain provisions of the Charter to conform more closely to the charters of REITs whose securities are publicly traded and listed on the NYSE and which are self-advised (“Listed REITs”), and, if the Amended Merger Proposal was approved and the Amended Merger was consummated, to reflect that the Company has become self-advised; and

•
a proposal to approve (i) other amendments and restatements of the Charter which require the affirmative vote of the holders of at least two-thirds of the Company’s outstanding common shares (the “Two-Thirds Vote Charter Amendment Proposal”), to modify certain other provisions of the Charter to conform more closely to the charters of Listed REITs, and, if the Amended Merger Proposal was approved and the Amended Merger was consummated, to reflect that the Company has become self-advised, and (ii) certain amendments to the Company’s bylaws (the “Bylaws”) to reflect corresponding conforming changes to the Bylaws, certain of which require the affirmative vote of the holders of a majority of the Company’s outstanding common shares (which amendments to the Bylaws would only be made if the Two-Thirds Vote Charter Amendment Proposal is approved and the Charter amendments are implemented);

At the Special Meeting held on June 20, 2006, among other things, (i) the holders of a majority of the Company’s outstanding common shares approved the Majority Vote Charter Amendment Proposal and (ii) a motion was passed adjourning the Special Meeting with respect to the Two-Thirds Vote Charter Amendment Proposal until July 31, 2006, for purposes of soliciting additional proxies for the approval of such proposal. At the adjourned Special Meeting held on July 31, 2006, a further motion was passed adjourning the Special Meeting with respect to the Two-Thirds Vote Charter Amendment Proposal until August 3, 2006, for purposes of soliciting additional proxies for the approval of such proposal. At the adjourned Special Meeting held on August 3, 2006, the holders of at least two-thirds of the Company’s outstanding common shares approved the Two-Thirds Vote Charter Amendment Proposal.

On August 30, 2006, the Company’s Board of Directors (the “Board”) adopted the Company’s Amended and Restated Bylaws (the “Amended and Restated Bylaws”). The Amended and Restated Bylaws reflect corresponding conforming changes to the Bylaws as a result of the approval of the Majority Vote Charter Amendment Proposal and the Two-Thirds Vote Charter Amendment Proposal (and the filing of the Articles of Amendment and Restatement with, and the acceptance for record of the Articles of Amendment and Restatement by, the State Department of Assessments and Taxation of the State of Maryland on August 7, 2006), including the changes set forth below:

•	an amendment to the Bylaws to provide that the annual meeting of shareholders shall be held during the month of August in each year, on a date and at the time during such month set by the Board;

•
an amendment to the Bylaws to increase the threshold necessary for holders of common shares to call a special meeting from 10 percent of the shares then outstanding and entitled to vote to a majority of the shares then outstanding and entitled to a vote;

•	an amendment to the Bylaws to provide that a plurality, rather than a majority, of the votes cast at a meeting of shareholders shall be sufficient to elect a Director;

•
an amendment to the Bylaws to provide that the Maryland Control Share Acquisition Statute, found in Title 3, Subtitle 7 of the Maryland General Corporation Law, shall not apply to any acquisition of securities of the Company by any person (such provision having previously been contained in the Charter);

•
an amendment to the Bylaws to provide that certain vacancies on the Board shall be filled at any meeting of the Board, by a majority of the remaining Directors, rather than by a majority vote at a meeting of shareholders;

•	an amendment to the Bylaws to remove the requirement to provide certain financial statements to holders of common shares; and

•	an amendment to the Bylaws to eliminate the ability of holders of common shares to prevent amendments to the Bylaws by the Board that would adversely affect the rights of holders of common shares.

The foregoing description of the Amended and Restated Bylaws is not intended to be complete and is qualified in its entirety by reference to the Amended and Restated Bylaws filed herewith as Exhibit 3.1.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 30, 2006, the Board approved the Amended and Restated Bylaws. The disclosure required by this Item is included in Item 3.03 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

3.1 Amended and Restated Bylaws of CNL Hotels & Resorts, Inc., dated August 30, 2006 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNL HOTELS & RESORTS, INC.

Date: September 6, 2006	By:	/s/ Mark E. Patten
Name: Mark E. Patten
Title: Senior Vice President and Chief Accounting Officer

Exhibit Index

3.1 Amended and Restated Bylaws of CNL Hotels & Resorts, Inc., dated August 30, 2006 (filed herewith).